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Exhibit (m)

                          STEWART CAPITAL MUTUAL FUNDS
                          DISTRIBUTION AND SERVICE PLAN
                                 ("12B-1 PLAN")

     WHEREAS, Stewart Capital Mutual Funds (the "Company") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, the Trustees of the Company have determined that there is a reasonable likelihood that the following Distribution and Service Plan ("Plan") will benefit the Fund of the Company in existence as of the date hereof (the Stewart Capital Mid Cap Fund or "Fund") and the shareholders of the Fund ("Shareholders");

     NOW, THEREFORE, the Trustees of the Company hereby adopt this Plan for the Fund pursuant to Rule 12b-1 under the 1940 Act. (To the extent the Trustees of the Company adopt this Plan for newly formed Funds of the Company in accordance with Section 5 hereof, all references in this Plan to a "Fund" or "Funds" also refer to such newly formed portfolios.)

     SECTION 1. The Trustees of the Company have adopted this Plan to enable each Fund to directly or indirectly bear expenses relating to the distribution and/or shareholder servicing of the shares of such Fund.

     SECTION 2. The shares of each Fund are authorized to pay the principal underwriter of the Fund's shares (the "Distributor") a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable monthly, at the annual rate of __% of the value of the average daily net assets of such class. A portion of such total fee will be payable as a Shareholder Servicing Fee and a portion of such total fee will be payable as a Distribution Fee, as determined from time to time by the Fund's Board of Trustees. With respect to each class, until further action by the Board of Trustees, a portion of such total fee equal to __% of the value of the average daily net assets of such class shall be designated and payable as a Shareholder Servicing Fee and the remainder of such fee shall be designated as a Distribution Fee.

     SECTION 3.

     (a) With respect to each Fund, the Shareholder Servicing Fee may be used by the Distributor to provide compensation for ongoing servicing and/or maintenance of shareholder accounts of the respective class of shares of such Fund. Compensation may be paid by the Distributor to persons, including employees of the Distributor, and institutions who respond to inquiries of holders of such shares regarding their ownership of shares or their accounts with the Company or who provide other administrative or accounting services not otherwise required to be provided by the Company's investment adviser, transfer agent or other agent of the Company.

     (b) With respect to each Fund, the Distribution Fee may be used by the Distributor to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of the respective class of such Fund and to pay for other advertising and


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promotional expenses in connection with the distribution of such shares. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Distributor related to the distribution of such shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of such shares, including travel, entertainment, and telephone expenses.

     (c) Payments under the Plan are not tied exclusively to the expenses for shareholder servicing and distribution related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. The Company's Board of Trustees will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.

     (d) The Company's investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources to cover costs of additional distribution and shareholder servicing activities.

     SECTION 4. This Plan shall not take effect with respect to any class of shares of a Fund, or any class of shares of a newly formed Fund of the Company, until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of such class of shares, but only if such approval is required by the Investment Company Act of 1940 and the rules and regulations thereunder; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Company and (ii) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

     SECTION 5. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

     SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related agreement shall provide to the Trustees of the Company, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 7. This Plan may be terminated at any time with respect to any class of shares of any Fund by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of such class.

     SECTION 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time with respect to any class of shares of any Fund, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of Shareholders


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holding a majority of such class's outstanding voting securities, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 9. This Plan may not be amended to increase materially the amount of fees payable pursuant hereto by any class of shares of any Fund without the approval of the majority of the outstanding voting securities of that class, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 5 herein for the approval of this Plan.

     SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Company who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 11. While this Plan is in effect, the Board of Trustees of the Company shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.

     SECTION 12. This Plan shall not obligate the Company or any other party to enter into an agreement with any particular person.

     SECTION 13. The Trustees and the holders of the shares of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and any person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Fund in settlement of such right or claim, and not to such Trustees or holders of shares.


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